UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2024

QUOIN PHARMACEUTICALS LTD.
(Exact name of registrant as specified in its charter)

State of Israel	001-37846	92-2593104
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42127 Pleasant Forest Court Ashburn, VA	20148-7349
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 980-4182

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one (1) Ordinary Share, no par value per share	QNRX	The Nasdaq Stock Market LLC
Ordinary Shares, no par value per share*		N/A
*	Not for trading, but only in connection with the registration of the American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 29, 2024, Quoin Pharmaceuticals Ltd. (the “Company”) received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) and that, pursuant to Nasdaq Rule 5810(c)(3)(A), the Company had an initial period of one hundred eighty (180) calendar days, or until October 28, 2024 to regain compliance with the Minimum Bid Price Requirement. Compliance could be achieved without further action if the closing bid price of the Company’s ADS was at or above $1.00 for a minimum of ten consecutive business days at any time during the 180-day compliance period, in which case Nasdaq would notify the Company if it determined the Company was in compliance and the matter would be closed; however Nasdaq could require the closing bid price to equal or to exceed the $1.00 minimum bid price requirement for more than 10 consecutive business days before determining that a company complies. In the event the Company did not regain compliance by October 28, 2024, the Company could be eligible for an additional 180 calendar day grace period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held ADSs and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period. On October 16, 2024, the Company submitted a letter to Nasdaq requesting an additional 180-day grace period to regain compliance with the Minimum Bid Price Requirement.

On October 29, 2024, the Company received written notice from the Listing Qualifications Department of Nasdaq notifying the Company that Nasdaq has granted the Company an additional 180 calendar days, or until April 28, 2025, to regain compliance with the Minimum Bid Price Requirement. The Staff’s determination in granting the Company the extension was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the Minimum Bid Price Requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse split, if necessary. Accordingly, there is no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “QNRX.”

Compliance with Nasdaq Listing Rule 5550(a)(2) may be achieved without further action if the closing bid price of the Company’s ADSs is at or above $1.00 for a minimum of ten consecutive business days at any time during the second 180-day compliance period, in which case Nasdaq will notify the Company if it determines the Company is in compliance and the matter will be closed; however Nasdaq may require the closing bid price to equal or to exceed the $1.00 minimum bid price requirement for more than 10 consecutive business days before determining that the Company complies.

If compliance cannot be demonstrated by April 28, 2025, the Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to a Hearings Panel (the “Panel”). If the Company appeals it will be asked to provide a plan to regain compliance to the Panel. Historically, Panels have generally viewed a near-term reverse split as the only definitive plan acceptable to resolve a minimum bid price deficiency.

The Company intends to actively monitor the bid price of its ADSs and will consider available options to regain compliance with Nasdaq’s listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 31, 2024	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Dr. Michael Myers
	Name:	Dr. Michael Myers
	Title:	Chief Executive Officer